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As filed with the Securities and Exchange Commission on September 9, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Health Net, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4288333 (I.R.S. Employer Identification No.)

21650 Oxnard Street Woodland Hills, California (Address of principal executive offices)	91367 (Zip Code)

Health Net, Inc. 2002 Stock Option Plan
(Full title of the plan)

Michael E. Jansen, Esq.
Vice President, Assistant General Counsel and Assistant Secretary
Health Net, Inc.
21650 Oxnard Street, Woodland Hills, California 91367
(818) 676-6000
(Name, address and telephone number, including area code, of agent for service)

(with a copy to)
 B. Curtis Westen, Esq.
Senior Vice President, General Counsel and Secretary
Health Net, Inc.
21650 Oxnard Street, Woodland Hills, California 91367
(818) 676-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock, $.001 par value per share	5,000,000(1) shares	$22.40(2)	$112,000,000(2)	$10,304

Preferred Stock Purchase Rights(3)	5,000,000 rights	(3)	(3)	(3)

(1)
Represents the maximum number of shares of Class A Common Stock that may be issued under the Health Net, Inc. 2002 Stock Option Plan (the "Plan").
(2)
Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Class A Common Stock reported on the New York Stock Exchange on September 3, 2002.
(3)
Rights to purchase Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of Class A Common Stock being registered hereby. Value attributable to such Rights, if any, is reflected in the market price of the Class A Common Stock.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Health Net, Inc. (the "Company") (Commission File No. 1-12718) are incorporated by reference into this Registration Statement on Form S-8 (the "Registration Statement"):

  (a)
  The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

  (b)
  All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company's Annual Report on Form 10-K referred to in (a) above, including (i) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002 and (ii) the Company's Current Report on Form 8-K dated August 14, 2002.

  (c)
  The description of the Company's Class A Common Stock, par value $.001 per share, which is contained in the Company's Registration Statement on Form 8-A/A dated May 9, 2001.

  (d)
  The description of the Rights to purchase Series A Junior Participating Preferred Stock of the Company (the "Rights") contained in the Company's Registration Statement on Form 8-A dated June 16, 1996, the Company's Registration Statement on Form 8-A/A (Amendment No. 1) dated October 1, 1996 and the Company's Registration Statement on Form 8-A/A (Amendment No. 2) dated May 9, 2001.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, are hereinafter referred to as "Incorporated Documents").

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Michael E. Jansen has issued an opinion regarding the validity of the shares of the Company's Class A Common Stock and related Rights offered hereby.   Mr. Jansen is Vice President, Assistant General Counsel and Assistant Secretary of the Company and an employee of the Company.  Mr. Jansen currently owns 8,851 shares of the Company's Class A Common Stock, holds currently exercisable options to purchase 9,727 shares of the Company's Class A Common Stock and is eligible to participate under the Plan.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "Delaware GCL") permits indemnification of directors, officers and employees of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of litigation under certain conditions and subject to certain limitations. The Fifth Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the Delaware GCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision in the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions do not alter the liability of directors under federal securities laws.

        Article VI of the Certificate and Article VI of the Company's Eighth Amended and Restated Bylaws provide that the Company shall indemnify each director and officer to the fullest extent and in the manner set forth in and permitted by the Delaware GCL and other applicable laws and that the Company may indemnify employees or agents of the Company to the extent and in the manner set forth in and permitted by the Delaware GCL and other applicable laws. The Company has also entered into various Indemnification Agreements with certain of its officers and directors to contractually provide indemnification coverage consistent with such Bylaws.

        In addition, the Company maintains an officers' and directors' liability insurance policy insuring the Company's officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

        Pursuant to Section 7.12 of the Agreement and Plan of Merger, dated October 1, 1996 (the "Merger Agreement"), among the Company, FH Acquisition Corp. and Foundation Health Corporation ("FHC"), the Company has agreed that, for a period of six years following the Effective Time (as defined in the Merger Agreement), (a) the Company will continue and guarantee the performance of the indemnification rights of present and former directors and officers of the Company and FHC provided for in the Certificate of Incorporation, Bylaws and Indemnification Agreements of the Company and FHC, with respect to indemnification for acts and omissions occurring prior to the Effective Time, and (b) the Company will cause to be maintained the policies of the officers' and directors' liability covered by each company's officers' and directors' liability insurance policies as of the Effective Time with respect to acts and omissions occurring prior to the Effective Time; provided that policies with third-party insurers of similar or better A.M. Best rating whose terms, conditions and coverage are no less advantageous may be substituted therefor, and provided further that in no event shall the Company be required to expend to maintain or procure insurance coverage an amount in excess of 150% of the annual premiums for the twelve-month period ended June 30, 1997.

Item 7. Exemption from Registration Claimed.

        No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to the Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description
4	Health Net, Inc. 2002 Stock Option Plan (included as Exhibit 10.27 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-12718) and incorporated herein by reference).
5*	Opinion of Michael E. Jansen, Esq., Vice President, Assistant General Counsel and Assistant Secretary of Health Net, Inc., a copy of which is filed herewith.
23.1*	Consent of Deloitte & Touche LLP, a copy of which is filed herewith.
23.2	Consent of Michael E. Jansen, Esq. (included in Exhibit 5).
24	Powers of Attorney (contained on the signature page to the Registration Statement).

*
filed herewith

Item 9. Undertakings.

  (a)
  The undersigned Company hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

        (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California on this 9th day of September, 2002.

HEALTH NET, INC.
By:	/s/ JAY M. GELLERT Jay M. Gellert President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jay M. Gellert, B. Curtis Westen and Michael E. Jansen, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated, on this 9th day of September, 2002.

SIGNATURE	TITLE	DATE

/s/ JAY M. GELLERT Jay M. Gellert	President and Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2002
/s/ MARVIN P. RICH Marvin P. Rich	Executive Vice President, Finance and Operations (Principal Accounting and Financial Officer)	September 9, 2002
/s/ J. THOMAS BOUCHARD J. Thomas Bouchard	Director	September 9, 2002
/s/ GOV. GEORGE DEUKMEJIAN Gov. George Deukmejian	Director	September 9, 2002

/s/ THOMAS T. FARLEY Thomas T. Farley	Director	September 9, 2002
/s/ GALE S. FITZGERALD Gale S. Fitzgerald	Director	September 9, 2002
/s/ PATRICK FOLEY Patrick Foley	Director	September 9, 2002
/s/ ROGER F. GREAVES Roger F. Greaves	Director	September 9, 2002
/s/ RICHARD W. HANSELMAN Richard W. Hanselman	Chairman of the Board of Directors and Director	September 9, 2002
/s/ RICHARD J. STEGEMEIER Richard J. Stegemeier	Director	September 9, 2002
/s/ BRUCE G. WILLISON Bruce G. Willison	Director	September 9, 2002

EXHIBIT INDEX

Exhibit No.	Description
4	Health Net, Inc. 2002 Stock Option Plan (included as Exhibit 10.27 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 1-12718) and incorporated herein by reference).
5*	Opinion of Michael E. Jansen, Esq., Vice President, Assistant General Counsel and Assistant Secretary of Health Net, Inc., a copy of which is filed herewith.
23.1*	Consent of Deloitte & Touche LLP, a copy of which is filed herewith.
23.2	Consent of Michael E. Jansen, Esq. (included in Exhibit 5).
24	Powers of Attorney (contained on the signature page to the Registration Statement).

*
Filed herewith

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
  EXHIBIT INDEX